UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 30, 2012

GOLUB CAPITAL BDC, INC.

(Exact name of Registrant as Specified in Its Charter)

DELAWARE	333-163279	27-2326940
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 South Wacker Drive, Suite 800, Chicago, IL	60606
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 205-5050

____ ____

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 30, 2012, Golub Capital BDC Funding LLC (“Funding”), a wholly owned subsidiary of Golub Capital BDC, Inc. (the “Company”), entered into an amendment (the “Credit Facility Amendment”) to the documents governing Funding’s $75 million senior, secured revolving credit facility (the “Credit Facility”) with Wells Fargo Securities, LLC, as administrative agent, and Wells Fargo Bank, N.A., as lender. The Credit Facility Amendment is effective as of October 21, 2012.

The Credit Facility Amendment, among other things, (a) extended the reinvestment period for the Credit Facility from October 21, 2012 to October 21, 2013 and (b) extended the stated maturity date from October 21, 2015 to October 20, 2017.

As previously disclosed, the Credit Facility is secured by all of the assets held by Funding, and the Company has pledged its interests in Funding as collateral to Wells Fargo Bank, N.A., as the collateral agent, to secure the obligations of the Company as the transferor and servicer under the Credit Facility. Borrowing under the Credit Facility remains subject to the leverage restrictions contained in the Investment Company Act of 1940, as amended.

The description above is only a summary of the material provisions of the Credit Facility Amendment and is qualified in its entirety by reference to a copy of the Credit Facility Amendment, which is filed as Exhibit 10.1 to this current report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1      Fourth Amendment to Loan and Servicing Agreement, dated October 21, 2012, by and among Golub Capital BDC Funding LLC, as the Borrower; Golub Capital BDC, Inc., as Transferor and Servicer; Wells Fargo Securities, LLC, as the Administrative Agent; the lenders from time to time party thereto; the lender agents from time to time party thereto; and Wells Fargo Bank, N.A., as the Collateral Agent, the Account Bank, and the Collateral Custodian (amending the Loan and Servicing Agreement, dated as of July 21, 2011).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Golub Capital BDC, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLUB CAPITAL BDC, INC.

Date:	November 2, 2012	By:	/s/ Ross A. Teune
		Name:	Ross A. Teune
		Title:	Chief Financial Officer